Exhibit 99.1

News Announcement

CONTACT:
Star Gas Partners	Chris Witty
Investor Relations	Darrow Associates
203/328-7310	646/438-9385 or cwitty@darrowir.com

FOR IMMEDIATE RELEASE

Star Gas Partners, L.P. Amends, Restates and Extends Credit Facility

STAMFORD, CT (January 14, 2014) — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced that it has entered into a second amended and restated $450 million credit facility. The amended and restated credit agreement extends the term of the agreement from June 2016 to June 2017, or January 2019 provided that certain conditions have been met. The bank syndicate supporting the revolving credit facility is comprised of fifteen participants, with JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Co-Syndication Agent, RBS Citizens, N.A. as Co-Syndication Agent, Key Bank National Association, Regions Bank, Wells Fargo Capital Finance, LLC and BMO Harris Bank, N.A., as Co-Documentation Agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Inc., and RBS Citizens, N.A. as Joint Lead Arrangers and Joint Book Runners.

Richard F. Ambury, Chief Financial Officer, commented, “We are pleased to announce that our credit facility has once again been amended and restated, increasing the facility by $100 million and extending the maturity. We appreciate the continued support of all fifteen institutions participating in this credit agreement.”

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil, based upon sales volume, operating throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership’s SEC filings at www.sec.gov and by visiting Star’s website at www.star-gas.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.